S.I.S. Mercator Fund, Inc.
1325 Morris Drive
Suite 203
Wayne, Pennsylvania  19087
610-993-0670

East Coast Consultants, Inc.
1325 Morris Drive
Suite 203
Wayne. Pennsylvania  19087

East Coast Consultants, Inc., ("Distributor") has been appointed Distributor of the capital stock of S.I.S. Mercator Fund, Inc. ("Fund"). During the term of this compensation agreement, Distributor shall remain a memeber of the National Association of Securities Dealers, Inc. ("NASD") and will act in accordance with the following terms:

1. Distributor will abide by Rule 26 of the Rules of Fair Practice of the NASD ("Rules of Fair Practice"), and all other rules and regulations that are now or may become applicable to transactions hereunder.

2. Orders for shars received from Distributor and accepted by the Fund will be executed at the public offering price applicable to each order, as described in the then effective prospectus and Statement of Additional Information of the Fund. All orders are subject to acceptance by the Fund, which reserves the right, in its sole discretion, to reject any order.

3. Distributor agrees to sell shares only in accordance with the terms of the prospectus and Statement of Additional Information of the Fund that are effective at the time of the sale.

4. The Fund will pay Distributor for each sale of Fund shares made by Distributor hereunder that qualifies as "new gross sales" within the meaning of Section 26(d)(2) of the Rules of Fair Practice, a maximum fee of .25% (25 basis points) of the net asset value of such shares at the time of sale, as determined by the Fund. The Fund shall also make to Distributor, or to such person(s) as Distributor may require, such other payments for the purposes set forth in Section 2. of the Fund's
Distribution Plan, which section is incorporated herein by reference, provided thatthe total payments made by the Fund for such purposes hereunder and otherwise shall not exceed the limit set forth in Section 2.(c) of said Plan.

5. If any shares sold by Distributor under the terms of this agreement are tendered to the Fund for redemption within seven business days after the date of confirmation of the original purchase order therefor, after notice thereof, Distributor shall promptly pay the Fund the full amount paid to DIstributor pursuant to Section 4 herein in respect of such sale. The Fund shall notify Distributor of any such redemption within ten days after the date thereof. The Fund reserves the right, upon notice to Distributor, to suspend sales or withdraw the offering of shares entirely, to change the offering price as provided in the prospectus, or to modify or cancel this agreement.

6. Each prospective investor shall be entitled to a copy of the current prospectus and Statement of Additional Information without charge upon request.

7. All communications to the Fund and/or Distributor shall be sent to 1325 Morris Drive, Suite 203, Wayne, Pennsylvania 19087. Any notice to a party shall be duly given if mailed, delivered or telecopied to such party at its address as set forth herein.

8. This agreement may be terminated at any time, without payment of any penalty, by Distributor, or by vote of a majority of the members or the Board of DIrectors of the Fund who are not interested persons of the Fund and have no direct or indirect financial interest in the operation of the Fund's Distribution Plan or in any agreement, including this agreement, related to such Plan, or by vote of a majority of the outstanding voting securities of the Fund, on not more than sixty days written notice to Dealer. In addition, this agreement will terminate automatically in the event of its assignment. For the purpose of this agreement, the terms "interested persons" and "assignment" shall have the meanings ascribed thereto, respectively, by Section 2(a)(19) and 2(s)(4) of the Investment Company Act of 1940. Otherwise, this agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania.

9. Distributor understands that the Fund currently issues two series of shares and that the Board of Directors of the Fund and the shareholders of each such series have approved the Distribution Plan of the Fund in respect of each such series and, further, that the Fund and/or the shareholders of each Series may terminate this agreement as to either or both series of shares.

Accepted:
East Coast Consultants, Inc.
Date:
By: